Exhibit 5.27

To:	Global Crossing Limited
Wessex House
45 Reid Street
Hamilton HM12

18 June 2010

Registration Statement on Form S-4

$750,000,000 aggregate principal amount of

12% Senior Secured Notes due 2015

Dear Sirs,

We have acted as special Danish counsel for Global Crossing Limited (the “Issuer”) and the Issuer’s indirect subsidiary, Global Crossing PEC Danmark ApS, a company incorporated under the laws of Denmark (the “Danish Guarantor”) in connection with the filing of the Registration Statement on Form S-4 originally filed on 18 June, 2010 under Registration Number 333-167635 by the Issuer and its co-registrants listed therein (collectively, together with the Danish Guarantor, the “Guarantors”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), and the Trust Indenture Act of 1939, as amended, as the same may be amended from time to time (the “Registration Statement”) relating to the proposed issuance of (a) $750,000,000 in aggregate principal amount of the Issuer’s 12% Senior Secured Notes due 2015 (the “New Notes”) and (b) the guarantees of the New Notes by the Guarantors pursuant to Article 11 of the Indenture referred to below (collectively, the “Guarantees”). The New Notes are to be issued and guaranteed pursuant to the terms of the Indenture filed as Exhibit 4.22 to the Registration Statement (the “Indenture”) among the Issuer, the Guarantors and Wilmington Trust FSB, as trustee. Upon the Registration Statement becoming effective under the Securities Act, the Issuer and the Guarantors will offer to exchange up to $750,000,000 in aggregate principal amount of New Notes and the related Guarantees for any and all of the Issuer’s outstanding 12% Senior Secured Notes due 2015 and the guarantees thereof by the Guarantors.

For the purpose of giving this Opinion we have examined and relied upon the following documents:

a.	the Indenture, including the guarantee set forth therein; and

b.	the Registration Statement.

The documents listed under (a) and (b) above are hereinafter referred to as the “US Law Documents”.

In making our examination of records, documents, agreements and certificates we have assumed the authenticity of all documents submitted to us, including the US Law Documents, as originals, the correctness of the information contained therein, the genuineness of all signatures, the authority of all persons entering and maintaining records or executing documents, agreements and certificates (other than persons executing documents, agreements and certificates on behalf of the Danish Guarantor and the conformity to authentic originals of all items submitted to us as copies (whether certified, conformed, photostatic or by other electronic means) of records, documents, agreements or certificates.

In rendering our Opinion, we have relied as to factual matters upon certificates of public officials and certificates and representations of officers of the Danish Guarantor. With regard to the commercial registry excerpts we have assumed that all information capable of recording has been recorded.

Furthermore, for the purpose of this Opinion we have assumed that all formalities and requirements of the laws (or any regulatory authority) of any relevant jurisdiction other than Denmark applicable to the execution, performance, delivery and en-forceability of any and all documents to us, including the US Law Documents, have been or will be duly complied with and that the US Law Documents are legal, valid and enforceable under the laws of the State of New York.

We have examined the laws of Denmark as currently applied by Danish courts and as far as in our judgment was necessary for the purpose of this Opinion. We do not purport to be qualified to express an opinion, and we express no opinion in this letter, as to the laws of any jurisdiction other than Denmark. This Opinion is governed by and shall be construed in accordance with Danish law.

Based upon and subject to the assumptions set out herein and having regard to such legal considerations as we have deemed relevant, we are of the opinion that:

1.	the Danish Guarantor is duly organized and validly existing under the laws of Denmark and has the corporate power and authority to execute, deliver and perform the Indenture, including the Guarantee of the New Notes by the Guarantor contained therein, however, subject to Clause 11.02 (3) (Limitations applicable to Danish Guarantors) of the Indenture;

2.	the Danish Guarantor has all requisite corporate or other statutory power and authority to execute, deliver and perform its obligations under the Indenture;

3.	the execution, delivery and performance of the Indenture, including the Guarantee set forth therein, by the Danish Guarantor have been duly authorized by all necessary corporate action of the Danish Guarantor; and

4.	the Danish Guarantor has duly executed and delivered the Indenture.

This Opinion is for your benefit and may also be relied upon by your special counsel, Latham & Watkins LLP, in connection with the filing of the Registration Statement and its opinion with respect to the validity of the securities being registered thereunder. We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus contained under the caption “Legal Matters”. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act 1933 or the rules and regulations of the Commission promulgated thereunder.

Very truly yours, Horten

/s/ Mikkel Fritsch
Mikkel Fritsch